Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (file No.333-148352, No.333-164219, No.333-183448 and No. 333-187442) and on Form F-3 (file No.333-161067) of AirNet Technology Inc. (the “Company”) of our report dated April 26, 2024, relating to the Company’s consolidated financial statements which appears in this Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP
Audit Alliance LLP
Singapore
April 26, 2024